Exhibit 99.1

AMERICAN GREETINGS ANNOUNCES CFO SUCCESSION

AND THIRD REPURCHASE PLAN

•	CFO accepts position as CEO of Lamson & Sessions effective Mid-November

•	CFO to remain involved with Company by joining Board of Directors

•	Treasurer named new CFO

•	Company announces launch of third repurchase program

CLEVELAND (October 26, 2006) – American Greetings Corporation (NYSE: AM) today announced the resignation of Chief Financial Officer, Michael J. Merriman, Jr., effective November 14, 2006. Mr. Merriman has accepted the role of Chief Executive Officer and President at Lamson & Sessions Co. (NYSE: LMS) effective November 15, 2006. Mr. Merriman will join the board of directors of American Greetings. Effective November 15, 2006, the Company will promote Stephen J. Smith to Senior Vice President and Chief Financial Officer. Mr. Smith is currently a Vice President in charge of Treasury and Investor Relations. Additionally, the Company announced that its Board of Directors has authorized a third share repurchase program.

Management Comments

Chief Executive Officer Zev Weiss said, “Mike Merriman has been, and will continue to be, a trusted advisor. While I am sorry to see him move on to another company, I understand his desire to return to the role of CEO, and his experience and skill set will be a valuable addition to our board.”

In addition, Weiss stated, “We have promoted Steve Smith to the role of CFO and are confident that with his demonstrated ability to manage complex financial issues and his skilled development of our shareholder base, Steve’s transition from Treasurer to Chief Financial Officer will be seamless.”

Weiss added, “We completed our second $200 million repurchase program in October. Over the course of the last 18 months, we have reduced our diluted share count by approximately 27%. The simultaneous use of capital for our strategic card initiative as well as for repurchases of our own shares is a strategy we embarked on in the last fiscal year and we see ourselves continuing on that course. “

Share Repurchase Programs

During the month of October, the Company concluded its second $200 million share repurchase program. Over a period of slightly less than 9 months, the Company repurchased 9.0 million shares at an average repurchase price of $22.21 per share. The Company announced it was initiating a $100 million open market repurchase program that will be executed in a manner substantially similar to its two prior repurchase programs. While there is no set expiration for the program, depending on market conditions the Company anticipates the completion of the program during the first quarter of fiscal 2008. These repurchases will be made through a 10b5-1 program in open market or privately negotiated transactions in compliance with the SEC’s Rule 10b-18, applicable legal requirements and other factors.

Management Background

Stephen J. Smith, 43, joined American Greetings in April 2003 from General Cable Corporation, a NYSE-listed company. A native of Chicago, Smith received a bachelor’s degree in philosophy from the University of Notre Dame and a Masters in Business Administration in finance from the University of Texas at Austin.

About American Greetings Corporation

American Greetings Corporation (NYSE: AM) is one of the world’s largest manufacturers of social expression products. Along with greeting cards, its product lines include gift wrap, party goods, candles, stationery, calendars, educational products, ornaments and electronic greetings. Located in Cleveland, Ohio, American Greetings generates annual net sales of approximately $1.8 billion. For more information on the Company, visit http://corporate.americangreetings.com.

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CONTACT:

Investor Relations

American Greetings Corporation

216-252-4864

investor.relations@amgreetings.com

Certain statements in this release, including those under “Management Comments” and “Share Repurchase Programs” may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and may be beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•	retail consolidations, acquisitions and bankruptcies, including the possibility of resulting adverse changes to retail contract terms;

•	the timing of, and the Company’s ability to successfully implement, its strategy to invest in its core greeting card business;

•	the timing and impact of investments in new retail or product strategies as well as new product introductions and achieving the desired benefits from those investments;

•	the size of and ability to execute share repurchase programs or the ability to achieve the desired accretive effect from such repurchases;

•	a weak retail environment;

•	consumer acceptance of products as priced and marketed;

•	the impact of technology on core product sales;

•	competitive terms of sale offered to customers;

•	successful implementation of supply chain improvements and achievement of projected cost savings from those improvements;

•	increases in the cost of material, energy, freight and other production costs;

•	the Company’s ability to comply with its debt covenants;

•	fluctuations in the value of currencies in major areas where the Company operates, including the U.S. Dollar, Euro, U.K. Pound Sterling, and Canadian Dollar;

•	escalation in the cost of providing employee health care;

•	successful integration of acquisitions; and

•	the outcome of any legal claims known or unknown.

Risks pertaining specifically to AG Interactive include the viability of online advertising, subscriptions as revenue generators and the public’s acceptance of online greetings and other social expression products and the ability of the mobile division to compete effectively in the wireless content aggregation market.

In addition, this release contains time-sensitive information that reflects management’s best analysis as of the date of this release. American Greetings does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2006.

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